Exhibit 99.1

FOR IMMEDIATE RELEASE April 1, 2013

Citizens Bancshares Corporation Announces 2012 Fourth Quarter Results

ATLANTA, April 1, 2013/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced fourth quarter net income before preferred dividends of $615,000 compared to net income before preferred dividends of $334,000 for the same period last year.  Net income available to common shareholders for the fourth quarter of 2012 was $555,000, or $0.26 per diluted common share compared to a net income available to common shareholders of $274,000, or $0.12 per diluted common share, reported for the fourth quarter of 2011.

For the year ended December 31, 2012, the Company reported a net income before preferred dividends of $769,000 compared to a net income before preferred dividends of $269,000 for 2011.  Net income available to common shareholders for the year ended December 31, 2012 was $532,000, or $0.25 per diluted common share compared to net income available to common shareholders of $32,000, or $0.02 per diluted common share, reported for 2011.

Ms. Cynthia N. Day, President and Chief Executive Officer, states, “We made significant improvement in the overall risk profile of the Company this year.  We are very pleased with the execution and results of our non-performing asset disposition plan and we continue to make progress. Though we had a $3.1 million commercial real estate loan go into nonaccrual status during the quarter, for the year, nonperforming assets declined by 18% and our provision for loan losses declined by approximately $1.5 million when compared to the same period last year.  Overall, we have taken important steps in assuring that the Company has a solid foundation to move forward and continues to be positioned for future opportunities.”

Other financial highlights:

•                  The Company’s net interest margin on a fully tax equivalent basis continues to be strong at 4.29% at December 31, 2012, declining by 0.20%, compared to 4.49% reported for the same period last year.

•                  During the fourth quarter the Company received a $415,000 Bank Enterprise Award (“BEA”) from the US Treasury’s Community Development Fund for its lending, investment and service activities within economically distressed communities.  This is the fourth consecutive year that the Company has received an award under this program.

•                  Core expenses continue to be closely managed; declining by $200,000 compared to the previous quarter and were nearly flat, increasing by $5,000 compared to the fourth quarter of 2011.  For the year, excluding OREO related expenses, total noninterest expense declined by $483,000 compared to 2011.  All inclusive, total noninterest expense increased by $1.2 million for the year due to a $1.7 million increase in OREO expenses compared to 2011.

•                  The Company’s capital position remains strong at December 31, 2012 as both the Company and the Bank’s capital position exceed the well capitalized minimum levels currently required by regulation.

	4th	4th		Full	Full
	Quarter	Quarter		Year	Year
(In thousands, expect per share data)	2012	2011	Change	2012	2011	Change
Income Statement
Net income available to common shareholders	$555	$274	102.6%	$532	$32	1562.5%
Net income per diluted common share	0.26	0.12	116.7%	0.25	0.02	1150.0%
Total revenues	5,082	5,545	(8.3)%	21,479	21,554	(0.3)%
Provision for loan losses	375	1,149	(67.4)%	2,400	3,883	(38.2)%
Noninterest income	1,607	1,638	(1.9)%	5,949	5,461	8.9%
Noninterest expense	4,098	4,093	0.1%	18,159	16,959	7.1%

Balance Sheet
Average loans, gross	194,069	194,395	(0.2)%
Average deposits	336,905	334,826	0.6%

Capital
Total capital (to risk weighted assets)	19%	18%
Tier 1 capital (to risk weighted assets)	17%	16%
Tier 1 capital (to average assets)	11%	11%

The allowance for loan losses was $3.5 million and $4.0 million at December 31, 2012 and 2011, respectively.  At December 31, 2012, the allowance for loan losses was 33% of nonperforming loans compared to 31% at December 31, 2011. The Company considers its allowance for loan losses at December 31, 2012 to be adequate.

Citizens Trust Bank prides itself on offering a full range of quality products and services throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama.  Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Through its parent company, Citizens Bancshares Corporation, the Bank offers its common stock over-the-counter to the general public under the trading symbol CZBS and can be found on the web at www.CTBconnect.com.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

Contact:	SOURCE: Citizens Bancshares Corporation
Citizens Bancshares Corporation
Samuel J. Cox, Chief Financial Officer
(404) 575-8306